Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated July 17, 2013

Relating to Preliminary Prospectus issued July 15, 2013

Registration Statement No. 333-189857

BERRY PLASTICS GROUP, INC.

Update to Preliminary Prospectus

Issued July 15, 2013

This free writing prospectus relates to the public offering of shares of common stock of Berry Plastics Group, Inc. (the “Company”) by the selling shareholders identified in the preliminary prospectus issued July 15, 2013 (the “Preliminary Prospectus”) included in Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-189857) relating to these securities and should be read together with the Preliminary Prospectus. On July 17, 2013, the Company filed Amendment No. 2 to the Registration Statement (“Amendment No.  2”), which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1378992/000119312513292226/d556466ds1a.htm

References to “Berry,” the “company,” “we,” “our” and “us” are used in the manner described in the Preliminary Prospectus. The following information is set forth in Amendment No. 2 and updates and supersedes the information contained in the Preliminary Prospectus to the extent stated herein.

The following updates the information beginning on page 98 of the Preliminary Prospectus under the heading Underwriting (Conflicts of Interest):

The underwriters may sell an aggregate of approximately $300,000 of shares of our common stock to Dr. Rich, our Chairman and Chief Executive Officer, at the public offering price set forth on the cover page of this prospectus. The underwriters will not receive any underwriting discount on the sale of such shares. We cannot provide any assurance as to the exact number of common shares that Dr. Rich will purchase, if any. Any shares not purchased by Dr. Rich may be sold by the underwriters to other investors on the terms set forth in this prospectus.

The Company has filed a registration statement (including the Preliminary Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the Preliminary Prospectus if you request it by calling Citi at 800-831-9146 or BofA Merrill Lynch at 866-500-5408.